Phillips 66 Reports First-Quarter Earnings of $204 Million (Adjusted Earnings of $187 Million)

Exhibit 99.1

Phillips 66 Reports First-Quarter Earnings of $204 Million
or $0.44 Per Share
Adjusted earnings of $187 million or $0.40 per share

Highlights

•	Returned $708 million to shareholders through dividends and share repurchases

•	Achieved 98% O&P capacity utilization in Chemicals

•	Delivered record utilization at Sweeny fractionator and Freeport LPG export facility

•	Advanced several large-scale Midstream growth projects

•	Executed major turnaround program impacting five refineries

•	Six refineries received industry recognition for exemplary safety performance

•	Re-imaged over 300 branded sites in Marketing

HOUSTON, April 30, 2019 – Phillips 66 (NYSE: PSX), a diversified energy manufacturing and logistics company, announces first-quarter 2019 earnings of $204 million, compared with $2.2 billion in the fourth quarter of 2018. Excluding special items of $17 million in the first quarter of 2019, adjusted earnings were $187 million, compared with fourth-quarter 2018 adjusted earnings of $2.3 billion.

“Our first-quarter results reflect the benefit of our diversified portfolio despite a weak market environment,” said Greg Garland, chairman and CEO of Phillips 66. “In Chemicals, CPChem operated at 98% O&P utilization, and in Midstream, we had strong operating performance across our NGL value chain. We executed major turnaround activities at several refineries and were impacted by unplanned downtime. We returned $708 million to shareholders through dividends and share repurchases in the quarter. We continued to advance our major growth projects, including the Gray Oak Pipeline and the new Sweeny fractionators.”

“We are dedicated to operating excellence and maintaining safe and reliable operations. We have a strong portfolio of growth projects and are focused on executing our capital program. Disciplined capital allocation is fundamental to our strategy, and we will invest in opportunities with attractive returns, while returning capital to shareholders through dividends and share buybacks.”

Phillips 66 Reports First-Quarter Earnings of $204 Million (Adjusted Earnings of $187 Million)

Midstream

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q1 2019	Q4 2018	Q1 2019	Q4 2018
Transportation	$203	234	203	234
NGL and Other	90	120	90	122
DCP Midstream	23	25	23	53
Midstream	$316	379	316	409

Midstream first-quarter 2019 pre-tax income was $316 million, compared with $379 million in the fourth quarter of 2018. Midstream results in the fourth quarter of 2018 included a $28 million impact to equity earnings from asset impairments at DCP Midstream, as well as $2 million of pension settlement expense.

Transportation first-quarter 2019 adjusted pre-tax income of $203 million was $31 million lower than fourth-quarter 2018 adjusted pre-tax income of $234 million, mainly reflecting lower pipeline and terminal throughput volumes, driven by seasonal refinery turnaround activities, as well as lower equity affiliate earnings.

NGL and Other adjusted pre-tax income for the first quarter of 2019 was $90 million, a $32 million decrease from the fourth quarter of 2018, primarily due to fourth-quarter inventory impacts.

The company’s equity investment in DCP Midstream generated adjusted pre-tax income of $23 million in the first quarter of 2019, compared with $53 million in the fourth quarter of 2018. The decrease reflects higher fourth-quarter hedging results from falling crude and natural gas liquid (NGL) prices, partially offset by lower operating costs.

Chemicals

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q1 2019	Q4 2018	Q1 2019	Q4 2018
Olefins and Polyolefins	$219	158	219	158
Specialties, Aromatics and Styrenics	26	16	26	16
Other	(18)	(22)	(18)	(22)
Chemicals	$227	152	227	152

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals’ first-quarter 2019 pre-tax income was $227 million, compared with $152 million in the fourth quarter of 2018.

CPChem’s Olefins and Polyolefins (O&P) business contributed $219 million of adjusted pre-tax income in the first quarter of 2019, compared with $158 million in the fourth quarter of 2018. The increase mainly reflects lower turnaround and maintenance costs and higher polyethylene sales volumes, partially offset by lower margins. Global O&P utilization was 98%.

CPChem’s Specialties, Aromatics and Styrenics (SA&S) business contributed $26 million of adjusted pre-tax income in the first quarter of 2019, an increase of $10 million from the prior quarter. The increase primarily reflects higher earnings from international equity affiliates due to improved volumes and margins.

Phillips 66 Reports First-Quarter Earnings of $204 Million (Adjusted Earnings of $187 Million)

Refining

	Millions of Dollars
	Pre-Tax Income (Loss)		Adjusted Pre-Tax Income (Loss)
	Q1 2019	Q4 2018	Q1 2019	Q4 2018
Refining	$(198)	2,001	(219)	2,008

Refining had a first-quarter 2019 pre-tax loss of $198 million, compared with pre-tax income of $2 billion in the fourth quarter of 2018. Refining results in the first quarter of 2019 included $21 million of claim settlements. Fourth-quarter 2018 results included pension settlement expense of $11 million, as well as $4 million of favorable U.K. R&D expenditure credits.

Refining had an adjusted pre-tax loss of $219 million in the first quarter of 2019, compared with adjusted pre-tax income of $2 billion in the fourth quarter of 2018. The decrease was a result of a decline in realized margins, as well as lower volumes due to maintenance activity and unplanned downtime. Realized margins were down 56% to $7.23 per barrel in the first quarter, driven by narrowing of inland crude differentials, primarily Canadian crude, and lower clean product realizations.

Phillips 66’s worldwide crude utilization rate was 84%, down from 99% in the fourth quarter of 2018. Pre-tax turnaround costs for the first quarter of 2019 were $148 million, compared with fourth-quarter 2018 costs of $130 million. Clean product yield was 85% in the first quarter.

Marketing and Specialties

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q1 2019	Q4 2018	Q1 2019	Q4 2018
Marketing and Other	$138	525	138	528
Specialties	67	64	67	64
Marketing and Specialties	$205	589	205	592

Marketing and Specialties (M&S) first-quarter 2019 pre-tax income was $205 million, compared with $589 million in the fourth quarter of 2018. M&S results in the fourth quarter of 2018 included pension settlement expense of $3 million.

Adjusted pre-tax income for Marketing and Other was $138 million in the first quarter of 2019, a decrease of $390 million from the fourth quarter of 2018. The decrease was mainly due to lower domestic and international marketing margins driven by less favorable market conditions. Refined product exports in the first quarter were 200,000 barrels per day (BPD).

Specialties generated adjusted pre-tax income of $67 million during the first quarter, up from $64 million.

Phillips 66 Reports First-Quarter Earnings of $204 Million (Adjusted Earnings of $187 Million)

Corporate and Other

	Millions of Dollars
	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q1 2019	Q4 2018	Q1 2019	Q4 2018
Corporate and Other	$(210)	(203)	(210)	(201)

Corporate and Other first-quarter 2019 pre-tax costs were $210 million, compared with pre-tax costs of $203 million in the fourth quarter of 2018. Corporate and Other pre-tax costs in the fourth quarter of 2018 included pension settlement expense of $2 million.

Financial Position, Liquidity and Return of Capital

Cash used in operations was $478 million in the first quarter. Operating cash flow was $923 million excluding $1.4 billion of working capital impacts mainly due to inventory builds. Cash distributions from equity affiliates totaled $632 million, including CPChem and WRB Refining distributions to Phillips 66 of $200 million and $138 million, respectively.

Capital expenditures and investments in the first quarter were $1.1 billion. Excluding $422 million of capital spending funded by Gray Oak joint venture partners, adjusted capital spending was $675 million. Phillips 66 funded $364 million of dividends and $344 million of share repurchases in the quarter. The company ended the quarter with 454 million shares outstanding.

As of March 31, 2019, cash and cash equivalents were $1.3 billion, and consolidated debt was $11.3 billion, including $3.2 billion at Phillips 66 Partners (PSXP). The company’s consolidated debt-to-capital ratio was 30% and its net debt-to-capital ratio was 27%. Excluding PSXP, the debt-to-capital ratio was 25% and the net debt-to-capital ratio was 22%.

Strategic Update

Phillips 66 Partners is constructing the 900,000 BPD Gray Oak Pipeline, which is anticipated to be in service by the end of 2019. The pipeline will provide crude oil transportation from the Permian and Eagle Ford to destinations in Corpus Christi, Texas, and the Sweeny, Texas, area, including the company's Sweeny Refinery. Phillips 66 Partners has a 42.25% ownership in the pipeline.

The Gray Oak Pipeline will connect to multiple terminals in Corpus Christi, including the South Texas Gateway Terminal currently being constructed by Buckeye Partners, L.P. The marine export terminal will have two deepwater docks, with initial storage capacity of 7 million barrels and up to 800,000 BPD of throughput capacity. Phillips 66 Partners owns a 25% interest in the terminal, which is expected to start up by mid-2020.

At the Sweeny Hub, the company is constructing two 150,000 BPD NGL fractionators and associated pipeline infrastructure, and Phillips 66 Partners is adding 6 million barrels of storage capacity at Clemens Caverns. Upon completion of the expansion, expected in the fourth quarter of 2020, the Sweeny Hub will have 400,000 BPD of fractionation capacity and 15 million barrels of storage at Clemens Caverns.

The company is constructing 2.2 million barrels of additional crude oil storage at its Beaumont Terminal. Upon completion in the first quarter of 2020, the terminal will have 16.8 million barrels of total crude and product storage capacity.

Phillips 66 Reports First-Quarter Earnings of $204 Million (Adjusted Earnings of $187 Million)

During the quarter, the Bayou Bridge Pipeline segment from Lake Charles, Louisiana, to St. James, Louisiana, was completed. The pipeline now transports crude oil from Nederland, Texas, to St. James. Phillips 66 Partners owns a 40% interest in the pipeline joint venture. In addition, Phillips 66 Partners continues to advance the ACE Pipeline System, which would provide crude oil transportation from St. James to destinations in Southeast Louisiana, including the company's Alliance Refinery.

DCP Midstream has a 25% interest in the Gulf Coast Express Pipeline project to transport approximately 2 billion cubic feet per day of natural gas from the Permian to Gulf Coast markets. The project is anticipated to be completed in the fourth quarter of 2019. DCP Midstream is adding gas processing capacity in the DJ Basin with the construction of the O’Connor 2 plant, which is expected to be completed at the end of the second quarter of 2019.

In Chemicals, CPChem’s new ethane cracker at Cedar Bayou continues to operate above original design capacity. Effective January 1, 2019, the capacity was increased to 1.7 million metric tons per year, 15% above original design. CPChem is developing a second U.S. Gulf Coast project that would add world-scale ethylene and derivative capacity. CPChem also continues to evaluate additional low-cost, high-return debottleneck opportunities.

CPChem has a study underway to add a world-scale 1-Hexene unit, which would expand production of normal alpha olefins (NAO). 1-Hexene is a critical component used to produce high-strength polyethylene products.

In Refining, Phillips 66 is upgrading the fluid catalytic cracking unit (FCC) at the Sweeny Refinery to increase production of higher-value petrochemical products and higher-octane gasoline. The project is anticipated to be completed in the second quarter of 2020. Phillips 66 Partners is constructing a 25,000 BPD isomerization unit at the Lake Charles Refinery to increase production of higher-octane gasoline blend components. The project is expected to be completed in the third quarter of 2019.

The company has a portfolio of renewable fuel projects under development that leverage existing infrastructure. Waste fats, recycled cooking oils and other renewable feedstocks will be used for diesel production. The company has projects at the Humber and Ferndale refineries, as well as supply and offtake agreements with third-party facilities in Nevada. Renewable fuel opportunities are also being evaluated at the company’s California refineries.

In Marketing, the company continues its program to roll out updated signature image designs for Phillips 66, 76 and Conoco branded sites. During the first quarter, over 300 domestic sites were re-imaged. Since the program’s inception in 2015, approximately 2,900 U.S. sites have been re-imaged.

Six Phillips 66 refineries were recognized by the American Fuel and Petrochemical Manufacturers (AFPM) for exemplary safety performance in 2018. The Ponca City Refinery received the Distinguished Safety Award. This is the highest annual safety award the industry recognizes, and the third year in a row that one of the company's refineries has received this recognition. The Ferndale and Los Angeles refineries received the second-highest recognition, the Elite Gold Award. The Billings and Borger refineries, as well as the San Francisco Refinery’s Santa Maria site, were selected as recipients of the Elite Silver Award, which recognizes the industry's top 5% for safety performance.

In Chemicals, the AFPM selected five CPChem facilities as recipients of their Elite Silver Award. The facilities recognized were Cedar Bayou, Conroe, Pasadena, Port Arthur and Sweeny. In Midstream, Phillips 66 and DCP Midstream received first place company awards in their respective divisions from the Gas Processors Association for outstanding safety performance in 2018.

Phillips 66 Reports First-Quarter Earnings of $204 Million (Adjusted Earnings of $187 Million)

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s first-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2019	2018
	Q1	Q4	Q1
Midstream	$316	379	280
Chemicals	227	152	286
Refining	(198)	2,001	112
Marketing and Specialties	205	589	235
Corporate and Other	(210)	(203)	(196)
Pre-Tax Income	340	2,918	717
Less: Income tax expense	70	602	132
Less: Noncontrolling interests	66	76	61
Phillips 66	$204	2,240	524

Adjusted Earnings
	Millions of Dollars
	2019	2018
	Q1	Q4	Q1
Midstream	$316	409	280
Chemicals	227	152	286
Refining	(219)	2,008	110
Marketing and Specialties	205	592	222
Corporate and Other	(210)	(201)	(212)
Pre-Tax Income	319	2,960	686
Less: Income tax expense	66	624	120
Less: Noncontrolling interests	66	76	54
Phillips 66	$187	2,260	512

Phillips 66 Reports First-Quarter Earnings of $204 Million (Adjusted Earnings of $187 Million)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company’s master limited partnership, is integral to the portfolio. Headquartered in Houston, the company has 14,300 employees committed to safety and operating excellence. Phillips 66 had $58 billion of assets as of March 31, 2019. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

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CONTACTS
Jeff Dietert (investors)	Brent Shaw (investors)	Dennis Nuss (media)
832-765-2297	832-765-2297	832-765-1850
jeff.dietert@p66.com	brent.d.shaw@p66.com	dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; the impact of adverse market conditions or other similar risks to those identified herein affecting PSXP, as well as the ability of PSXP to successfully execute its growth plans; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms adjusted earnings, adjusted earnings per share, and adjusted pre-tax income. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods and with peer companies, by excluding items that do not reflect the core operating results of our businesses in the current period. This release includes realized refining margin, a non-GAAP financial measure that demonstrates how well we performed relative to benchmark industry margins. This release also includes a debt-to-capital ratio excluding PSXP. This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners. Additionally, this release includes adjusted capital spending, a non-GAAP financial measure that demonstrates Phillips 66's net share of capital spending.

References in the release to earnings refer to net income attributable to Phillips 66. References to net income are inclusive of noncontrolling interests.

Phillips 66 Reports First-Quarter Earnings of $204 Million (Adjusted Earnings of $187 Million)

	Millions of Dollars
	Except as Indicated
	2019	2018
	Q1	Q4	Q1
Reconciliation of Consolidated Earnings to Adjusted Earnings
Consolidated Earnings	$204	2,240	524
Pre-tax adjustments:
Pending claims and settlements	(21)	—	—
Pension settlement expense	—	18	—
Impairments by equity affiliates	—	28	—
Certain tax impacts	—	(4)	(15)
Tax impact of adjustments*	4	(12)	3
U.S. tax reform	—	55	(7)
Other tax impacts	—	(65)	—
Noncontrolling interests	—	—	7
Adjusted earnings	$187	2,260	512
Earnings per share of common stock (dollars)	$0.44	4.82	1.07
Adjusted earnings per share of common stock (dollars)†	$0.40	4.87	1.04

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income	$316	379	280
Pre-tax adjustments:
Pension settlement expense	—	2	—
Impairments by equity affiliates	—	28	—
Adjusted pre-tax income	$316	409	280
Chemicals Pre-Tax Income	$227	152	286
Pre-tax adjustments:
None	—	—	—
Adjusted pre-tax income	$227	152	286
Refining Pre-Tax Income (Loss)	$(198)	2,001	112
Pre-tax adjustments:
Pending claims and settlements	(21)	—	—
Certain tax impacts	—	(4)	(2)
Pension settlement expense	—	11	—
Adjusted pre-tax income (loss)	$(219)	2,008	110
Marketing and Specialties Pre-Tax Income	$205	589	235
Pre-tax adjustments:
Pension settlement expense	—	3	—
Certain tax impacts	—	—	(13)
Adjusted pre-tax income	$205	592	222

Phillips 66 Reports First-Quarter Earnings of $204 Million (Adjusted Earnings of $187 Million)

	Millions of Dollars
	Except as Indicated
	2019	2018
	Q1	Q4	Q1
Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Corporate and Other Pre-Tax Loss	$(210)	(203)	(196)
Pre-tax adjustments:
Pension settlement expense	—	2	—
U.S. tax reform	—	—	(16)
Adjusted pre-tax loss	$(210)	(201)	(212)
*We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 25%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

†Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

Phillips 66 Reports First-Quarter Earnings of $204 Million (Adjusted Earnings of $187 Million)

	Millions of Dollars
	Except as Indicated
	Q1 2019	Q4 2018
Realized Refining Margins
Income (loss) before income taxes	$(198)	2,001
Plus:
Taxes other than income taxes	75	66
Depreciation, amortization and impairments	212	211
Selling, general and administrative expenses	11	69
Operating expenses	1,011	1,010
Equity in earnings of affiliates	(81)	(349)
Other segment (income) expense, net	7	(4)
Proportional share of refining gross margins contributed by equity affiliates	284	528
Special items:
Pending claims and settlements	(21)	—
Certain tax impacts	—	(4)
Realized refining margins	$1,300	3,528
Total processed inputs (thousands of barrels)	161,712	190,481
Adjusted total processed inputs (thousands of barrels)*	179,715	213,444
Income (loss) before income taxes (dollars per barrel)**	$(1.22)	10.50
Realized refining margins (dollars per barrel)***	$7.23	16.53
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Income (loss) before income taxes divided by total processed inputs.
***Realized refining margins per barrel, as presented, are calculated using the underlying realized refining margin amounts, in dollars, divided by adjusted total processed inputs, in barrels. As such, recalculated per barrel amounts using the rounded margins and barrels presented may differ from the presented per barrel amounts due to rounding.

	Millions of Dollars
	Except as Indicated
	March 31, 2019
Debt-to-Capital Ratio
	Phillips 66 Consolidated	PSXP*	Phillips 66 Excluding PSXP
Total Debt	$11,298	3,188	8,110
Total Equity	26,745	2,494	24,251
Debt-to-Capital Ratio	30%		25%
Total Cash	$1,253	2	1,251
Net Debt-to-Capital Ratio	27%		22%
*PSXP’s third-party debt and Phillips 66’s noncontrolling interests attributable to PSXP.